Exhibit 99.1
Liberator Medical Reports Annual Results for the Fiscal Year Ended September 30, 2008
Net Revenue Jumps 324% Over Fiscal Year 2007
STUART, FL, Dec 16, 2008 (MARKET WIRE via COMTEX) — Liberator Medical Holdings, Inc. (PINKSHEETS: LBMH), announces net revenues for the fiscal year ended September 30, 2008 of $9,550,106 compared to net revenues of $2,250,368 for the nine months ended September 30, 2007, an increase of 324% (the Company changed its fiscal year to September 30th in August 2007, which is why the 2007 period is shorter). This increase in revenues, which occurred primarily in the mail order segment of the Company’s business, was the result of a substantial advertising campaign.
Sales for the three months ended September 30, 2008 increased by $1,806,548 (from $2,444,400 to $4,250,948, an increase of 74%) over the sales for the three months ended June 30, 2008. During the most recent quarter, the Company surpassed break-even by $136,000, including non-cash items.
The Company invested $1,567,037 in direct response advertising over the past fiscal year. A substantial portion of the investment, approximately $1,280,000, was made in the last five months of fiscal 2008. The Company believes that this investment in advertising was the driving force that helped catapult its quarterly net revenues to $4,250,948 for the three months ended September 30, 2008 compared to $816,659 for the three months ended September 30, 2007, an increase of 420%.
Financial Condition
The Company had cash of $1,173,018 at September 30, 2008, compared to cash of $176,820 at September 30, 2007, an increase of $996,198. The Company had working capital as of September 30, 2008, of $1,730,700, compared to a working capital deficit of $682,136 at September 30, 2007. This increase in cash and working capital in 2008 is due substantially to the consummation of a long-term convertible debt offering of $3,500,000 completed in May 2008. The Company received an additional $2.5 million in capital in the form of a second long term convertible debt offering in October 2008. The Company had net cash flows provided by financing activities of $4,665,076 during fiscal 2008 compared to $1,200,270 during the nine months ended September 30, 2007.
The Company had a net loss of $1,308,902 for the fiscal year ended September 30, 2008 compared to a net loss of $1,968,242 for the nine months ended September 30, 2007. The loss of approximately $1.3 million for the year ended September 2008 included depreciation and certain other non-cash items totaling approximately $1.2 million.
Robert Davis, CFO, stated, “The Company expects to be earnings positive for fiscal year 2009.”
Mr. Libratore, CEO, stated: “We continue to demonstrate the strength of our marketing and sales efforts and our business model. Due to our continued growth, we currently lease, and are preparing to occupy an additional 5,000 sq. ft. adjacent to our offices for an estimated 50 additional employees in the coming months.”
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About Liberator Medical Holdings, Inc.
Liberator Medical Holdings, Inc.’s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. An Exemplary Provider™ accredited by The Compliance Team, its unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Approximately 85% of its revenue comes from supplying products to meet the rapidly growing requirements of general medical supplies, personal mobility aids, diabetes, urological, ostomy and mastectomy patients. Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.
Safe Harbor Statement
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including those related to the earnings and cash flow, leased space and number of employees. Forward-looking statements are subject to known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this press release. Such risks and uncertainties may include, but are not limited to, the Company’s need to raise equity capital and its ability to obtain equity financing on acceptable terms, if at all, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, the risk of early obsolescence of our products and the other factors detailed in our annual report on Form 10-KSB for the fiscal year ended September 30, 2008 and our other filings with the Securities and Exchange Commission. We assume no obligation to update the information contained in this news release.
Contacts:
Liberator Medical Holdings, Inc.
Mark Libratore
President & CEO
772-287-2414
investors@liberatormedical.com
Investor Relations Contact
Gerald Kieft or Ryan Audin
Wall Street Resources, Inc.
772-219-7525
LiberatorIR@wallstreetresources.net
http://www.wallstreetresources.net
SOURCE: Liberator Medical Holdings, Inc.

CONTACT:	mailto:investors@liberatormedical.com mailto:LiberatorIR@wallstreetresources.net http://www.wallstreetresources.net